Exhibit 99.1

GCI, LLC
Reconciliation of GCI, LLC and its Subsidiaries Net Assets and
Net Earnings to GCI, LLC and its Restricted Subsidiaries Net Assets and Net Earnings

September 30, 2018

(unaudited)

amounts in thousands

GCI, LLC and its Subsidiaries net assets	$5,208,662
Reconciling items:
Liberty Subsidiaries net assets (a)	(3,861,397)
Unrestricted Subsidiaries net assets (b)	(16,736)
GCI, LLC and its Restricted Subsidiaries net assets (b)	$1,330,529

GCI, LLC and its Subsidiaries net earnings (loss)	$(149,840)
Reconciling items:
Liberty Subsidiaries net (earnings) loss (a)	113,895
Unrestricted Subsidiaries net (earnings) loss (b)	630
GCI, LLC and its Restricted Subsidiaries net earnings (loss) (b)	$(35,315)

(a) Liberty Subsidiaries is a defined term in the Seventh Amended and Restated Credit Agreement and indentures for the 6.75% Senior Notes due 2021 and the 6.875% Senior Notes dues 2025.
(b) Unrestricted Subsidiaries and Restricted Subsidiaries are defined terms in the indentures for the 6.75% Senior Notes due 2021 and the 6.875% Senior Notes dues 2025.